Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BI-SAM Technologies S.A.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-201498, 333-171667, 333-156649, 333-59839, 333-56870, and 333-22319) of FactSet Research Systems Inc. of our report dated May 30, 2017, with respect to the consolidated balance sheets of BI-SAM Technologies S.A as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income and loss, changes in shareholders’ equity, and cash flows for each of the years then ended, which report is included in the Form 8-K/A of FactSet Research Systems Inc. dated May 31, 2017.

Paris, May 31, 2017

KPMG Audit

Division of KPMG S.A.

/s/ Stéphanie Ortega

Partner